EXHIBIT 99.2

WAPA America, the cable network destination
for Puerto Ricans and Caribbean Hispanics in
the U.S., Becomes Nielsen-Rated

MIAMI, FL—August 27, 2014—WAPA America has reached an agreement with Nielsen, the global information and measurement company, to become a nationally-rated cable network. WAPA America is the cable arm of WAPA-TV, Puerto Rico’s leading broadcaster. WAPA America will be reported in Nielsen’s national data beginning as of August 2014, to be available on September 28.

Launched in the U.S. in 2004, WAPA America is seen in more than five million homes and is distributed by all major cable, satellite and telco providers. WAPA America broadcasts approximately 70 hours per week of original news and entertainment programming, as well as local movies, telenovelas and major sporting events like “Baloncesto Superior Nacional” (National Superior Basketball), Puerto Rico’s most popular professional sports league. WAPA America airs more live programming than any major U.S. Spanish-language broadcast network.

“We’ve been analyzing preliminary Nielsen data for several months and we are very excited with the findings, which confirm that WAPA America has a large and loyal audience,” said Alan J. Sokol, President of WAPA’s parent company, Hemisphere Media Group.

Twenty-six year television sales veteran and former SVP of Network Sales at Univision Network, Nicolas J. Valls, was named Hemisphere’s EVP of Advertising Sales in October of 2013 and will oversee national ad sales for WAPA America.

“We know WAPA America appeals to the 10 million Puerto Ricans and Caribbean Hispanics living the US, but now we’ll have the data to back it up,” said Valls. “WAPA America offers a unique and highly-valuable proposition to national advertisers who want to get their messages in front of the second largest Hispanic community in the U.S. in content uniquely aligned to its culture and interests.”

Founded in 1954, WAPA Television is Puerto Rico’s number one broadcast station with the highest primetime and full day ratings in Puerto Rico. WAPA Television produces the most local entertainment programming on the island, and is Puerto Rico’s news leader with more than 30 hours per week of local news coverage produced by the largest and most-trusted news network on the island.

WAPA America is one of five U.S. cable networks owned by Hemisphere Media Group, alongside: Cinelatino, the leading US Spanish-language movie channel; Pasiones, dedicated to showcasing the most popular telenovelas and series; Centroamerica TV, the leading network targeting the third largest US Hispanic group that features popular news, entertainment and soccer programming from Central America; and Television Dominicana, the top network targeting U.S. Dominicans with popular entertainment, baseball and news programming from the Dominican Republic.

About WAPA America: WAPA America is the U.S. cable network affiliated with WAPA Television, Puerto Rico’s leading broadcast network with the highest primetime and full day ratings on the island. WAPA Television produces the most local entertainment programming in Puerto Rico, and is the island’s news leader with more than 30 hours per week of local news coverage produced by the largest and most-trusted news network in Puerto Rico. WAPA America is currently viewed in more than five million homes throughout the U.S. and distributed on major cable, satellite and telecommunications providers, including Comcast, Time Warner Cable, Cablevision, Cox Communications, Bright House Networks, DirecTV, Dish Network, Verizon FiOS, and AT&T U-verse. WAPA America is a subsidiary of Hemisphere Media Group, Inc., the only publicly traded, pure-play U.S. Hispanic TV/cable networks and content platform. For more information, please visit www.wapa.tv.

Contact WAPA America: Katie Melenbrink / 646.705.2874 / kmelenbrink@hemispheretv.com

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